UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

(Amendment)

Tanger Factory Outlet Centers Inc.
(Name of Issuer)

Ordinary Shares
(Title of Class of Securities)

875465106
(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
xRule 13d-1(b)
Rule 13d-1(c)
Rule 13d-1(d)

1. NAME OF REPORTING PERSONS
ING Clarion Real Estate Securities, LLC.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)
(b)
Not Applicable

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Organized in the state of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.SOLE VOTING POWER
692,845

6. SHARED VOTING POWER
900

7. SOLE DISPOSITIVE POWER
1,649,494

8. SHARED DISPOSITIVE POWER
0

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,649,494

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
0

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.07%

12. TYPE OF REPORTING PERSON
IA


Item 1(a). Name of Issuer:
Tanger Factory Outlet Centers Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
3200 Northline Avenue, Suite 360
Greensboro, NC 27408

Item 2(a). Name of Person Filing:
ING Clarion Real Estate Securities, LLC.

Item 2(b). Address of Principal Business Office or, if None, Residence:
ING Clarion Real Estate Securities, LLC.
201 King of Prussia Road
Suite 600
Radnor, PA 19087

Item 2(c). Citizenship:
See item 4 on Page 2

Item 2(d). Title of Class of Securities:
Ordinary Shares

Item 2(e). CUSIP Number:
875465106

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:
(Not Applicable)
(a) Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");
(b) Bank as defined in Section 3(a)(6) of the Exchange Act;
(c) Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d) Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");
x(e) Investment adviser in accordance with Rule 13d 1(b)(1)(ii)(E) under the Exchange Act;
(f) Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;
(g) Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;
(h) Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

Item 4.	Ownership.
(a) Amount beneficially owned:
	See item 9 on Page 2
(b) Percent of class:
	See item 11 on Page 2

(c) Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote:
		See item 5 on Page 2

 	(ii)	Shared power to vote or to direct the vote:
		See item 6 on Page 2

 	(iii)	Sole power to dispose or to direct the disposition of:
		See item 7 on Page 2

 	(iv)	Shared power to dispose or to direct the disposition of:
		See item 8 on Page 2

Item 5.	Ownership of Five Percent or Less of a Class.
Yes

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on by the Parent Holding Company or Control Person. Not Applicable

Item 8.	Identification and Classification of Members of the Group.
Not Applicable

Item 9.	Notice of Dissolution of Group.
Not Applicable

Item 10. Certification.
By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


ING CLARION REAL ESTATE SECURITIES, LLC.


By:

/s/ Robert S Tull
(Signature)

Robert S Tull
Chief Compliance Officer
(Name/Title)